AMENDMENT NO. 1 TO

BYLAWS

OF

INDEX FUNDS

In accordance with Article 9 (Amendments) of the Bylaws of Index Funds (formerly, “Giant 5 Funds”) (the “Bylaws”), a Delaware business trust, the Bylaws are hereby amended as follows:

All references to the name of the Trust in the Bylaws are hereby changed to “ONEFUND Trust”.

This amendment is effective as of February 1, 2023.